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                                                              Exhibit 99(d)(8)


                         DATA RESEARCH ASSOCIATES, INC.
                             1276 NORTH WARSON ROAD
                            ST. LOUIS, MO 63132-1806



July 10, 2001


Sirsi Corporation
101 Washington Street SE
Huntsville, Alabama 35801-4827

Gentlemen:

Data Research Associates, Inc. ("DRA") and Sirsi Corporation ("Sirsi") are parties to a confidentiality agreement dated February 5, 2001 (the "Confidentiality Agreement"), a proposal letter dated April 24, 2001 (the "Proposal Letter") and an exclusivity letter dated April 24, 2001 (the "Exclusivity Letter"), which Exclusivity Letter was modified as to its expiration date in a letter agreement dated May 11, 2001 (the "Extension Letter").

The purpose of this letter is to modify the Confidentiality Agreement as described below and to extend the expiration date in the Exclusivity Letter, as described below.

In order for Sirsi to complete its due diligence with respect to a possible transaction with DRA as contemplated in the Proposal Letter (the "Transaction"), DRA is willing to waive, on a limited basis and only as described herein, the provisions of the Confidentiality Agreement that prevent discussions regarding or related to the Transaction with parties not specifically authorized by the Confidentiality Agreement.

Michael J. Mellinger, President and Chief Executive Officer of DRA ("Mellinger"), will contact four parties with the intent of briefly describing the Transaction and asking a designated representatives of each customer to participate in a due diligence call with Patrick C. Sommers, President and Chief Executive Officer of Sirsi ("Sommers"). The four parties include: (a) the University of California at Los Angeles (expected contact: Terry Ryan); (b) the DRA Users Group (expected contact: Pat Mullin, Chairman); (c) the Inlex Users Group (expected contact: Anne McCracken); and (d) Michigan City, Indiana Public Library (expected contact: Andrew Smith).

Once Mellinger has established contact with one or more of these parties, he will notify Sommers as soon as practically possible and provide information about who Sommers should contact and any other relevant information resulting from Mellinger's contact. Sommers will make a good faith effort to contact each of the four parties prior to the expiration date for the Exclusivity Letter set forth below.

After introducing himself and Sirsi to each party, Sommers will endeavor to cover those subjects that would normally be discussed in a due diligence call for a transaction of this type, including, but not limited to, (a) reviewing the history of DRA's relationship with the party; (b) verifying


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Sirsi Corporation
July 10, 2001
Page 2


the key facts surrounding the relationship as it exists today and is expected to continue into the future; (c) determining the party's level of satisfaction with the DRA relationship and the quality of DRA's products and services; and (d) discussing those issues identified by the party that are relevant to any of the above.

DRA and Sirsi agree that it is not the purpose of these calls to determine a party's reaction to the Transaction or to begin the process of discussing the impact of the Transaction on a particular party.

In order to facilitate the completion of the calls described above, DRA and Sirsi are to further amend Paragraph 2 of the Exclusivity Letter, as previously modified in the Extension Letter, by changing "May 14" to "5:00 p.m. EDT May 16". All other provisions of the Exclusivity Letter (and the proposal letter dated April 24, 2001 from Sirsi to DRA) remain in full force and effect. This letter agreement is intended to be binding and shall be enforceable in accordance with the laws of the State of Delaware (it being understood that nothing contained herein is intended to create a binding obligation arising from the Proposal Letter, other than as specifically provided in the Proposal Letter).

Agreed and accepted as of the date first written above:

DATA RESEARCH ASSOCIATES, INC.


By:    /s/ Michael J. Mellinger
       -------------------------------------
       Michael J. Mellinger
       President and Chief Executive Officer

SIRSI CORPORATION


By:    /s/ Patrick C. Sommers
       -------------------------------------
       Patrick C. Sommers
       President and Chief Executive Officer